UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Medical Information Technology, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts
(State or other jurisdiction of incorporation or organization)

04-2455639
(I.R.S. Employer Identification No.)

MEDITECH Circle, Westwood, MA 02090, 781-821-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MEDITECH 2004 STOCK PURCHASE PLAN
(Full title of the plan)

A. Neil Pappalardo
Chief Executive Officer and Chairman
MEDICAL INFORMATION TECHNOLOGY, INC.
MEDITECH Circle
Westwood, Massachusetts 02090
781-821-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Thomas J. LaFond, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
617-570-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $1.00 par value	260,000 shares	$29.00*	$7,540,000*	$887.46*

*The registration fee is calculated pursuant to Rule 457(h) on the basis of $117.70 per $1 million of aggregate offering price.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE

Medical Information Technology, Inc. ("MEDITECH") hereby incorporates by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by MEDITECH pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

(a) MEDITECH's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b) All other reports filed by MEDITECH pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended ("Exchange Act") since December 31, 2004.

(c) The description of MEDITECH's common stock, contained in MEDITECH's registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.51 of Chapter 156D of the General Laws of the Commonwealth of Massachusetts, which became effective on July 1, 2004, authorizes a Massachusetts corporation to indemnify any individual who is a party to a proceeding because such individual serves as a director of such corporation (or who, while serving as a director, at the corporation's request, served as a director, officer, partner, trustee, employee or other agent of another organization) against any liability incurred in the proceeding if either: (1) (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, such individual had no reasonable cause to believe his or her conduct was unlawful; or (2) such individual engaged in conduct for which he or she shall not be liable under a provision of the corporation's articles of organization eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, which provision may not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions, or (4) for any transaction from which the director derived an improper personal benefit. Section 8.51 of Chapter 156D prohibits a Massachusetts corporation from indemnifying a director if the director's conduct does not satisfy the standards set forth in Section 8.51.

In addition, Section 8.52 of Chapter 156D requires a Massachusetts corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Under Section 8.53 of Chapter 156D, a Massachusetts corporation is permitted to advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation: (1) a written affirmation of his or her good faith belief that he or she has met the statutory standard of conduct or that the proceeding involves conduct for which liability has been eliminated under a provision of the corporation's articles of organization; and (2) his or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the statutory standard of conduct. Authorizations for the advancement of expenses are required to be made (1) by a majority vote of the corporation's disinterested directors (or a committee comprised of two or more disinterested directors) or (2) by a vote of the shareholders (excluding shares owned by or voted under the control of a director who at the time does not qualify as disinterested director); or (3) as otherwise permitted by law.

Section 8.54 of Chapter 156D permits a director of a Massachusetts corporation who is a party to a proceeding because he or she is a director to apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Section 8.56 of Chapter 156D permits a Massachusetts corporation to indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation (or who, while serving as a officer, at the corporation's request, served as a director, officer, partner, trustee, employee or other agent of another organization) to the same extent as a director and if he or she is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and may apply to a court for indemnification or an advance for expenses under Section 8.54, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Article 6C of MEDITECH's Articles of Organization, as amended, provides that MEDITECH will indemnify each of its directors and officers (including persons who act at its request as directors or officers of another organization of which MEDITECH owns shares or is a creditor) against all liabilities and expenses incurred in any action, suit or proceeding except that no indemnification shall be provided to a director or officer with respect to a matter as to which it shall have been adjudicated in any proceeding that such director or officer did not act in good faith in the reasonable belief that his or her action was in MEDITECH's best interests. Article 6C also provides that in the event that a proceeding is compromised or settled so as to impose any liability upon a director or officer no indemnification shall be provided to such director or officer if MEDITECH has obtained an opinion of counsel that with respect to such matter such director or officer did not act in good faith in the reasonable belief that his action was in MEDITECH's best interests. Article 6C further provides that nothing in Article 6C shall limit any lawful rights to indemnification existing independently of Article 6C.

MEDITECH does not maintain directors' and officers' liability insurance.

ITEM 8: EXHIBITS

Exhibit 4: MEDITECH 2004 Stock Purchase Plan

Exhibit 5: Legal Opinion of Goodwin Procter LLP

Exhibit 23.1: Consent of Independent Registered Public Accounting Firm

Exhibit 23.2: Consent of Goodwin Procter LLP (contained in Exhibit 5)

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report on Form 10-K pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on this 24th day of January, 2005.

Medical Information Technology, Inc.
(Registrant)

By: Barbara A. Manzolillo, Chief Financial Officer, Treasurer and Clerk
(Signature)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of January, 2005.

A. Neil Pappalardo, Chief Executive Officer, Chairman and Director
(Signature)

Lawrence A. Polimeno, Vice Chairman and Director
(Signature)

Roland L. Driscoll, Director
(Signature)

Edward B. Roberts, Director
(Signature)

Morton E. Ruderman, Director
(Signature)

L. P. Dan Valente, Director
(Signature)